                                                                  EXHIBIT 10(qq)

                                 LABOR AGREEMENT


                                     between

                           FITZGERALDS LAS VEGAS, INC.
                         d/b/a FITZGERALDS CASINO/HOTEL


                               [FITZGERALDS LOGO]
                                      AND
             UNITED BROTHERHOOD OF CARPENTERS AND JOINERS OF AMERICA
           SOUTHERN CALIFORNIA NEVADA REGIONAL COUNCIL OF CARPENTERS,
                     AND ITS AFFILIATED LOCAL UNION NO. 1780
                                LAS VEGAS, NEVADA


                                     [LOGO]

                                 For the Period
                      August 1, 1998 through July 31, 2001

                                TABLE OF CONTENTS


DESCRIPTION                                        ARTICLE NO,              PAGE NO,
-----------                                        -----------              --------
Apprenticeship                                         22                      24
Bulletin Boards                                        17                      22
Classifications and Wage Rates                         16                      20
Discipline and Discharge                               13                      16
Employment Procedure                                    3                       2
Equal Opportunity                                      26                      25
General                                                25                      24
Grievance and Arbitration Procedure                    14                      18
Health and Welfare                                     20                      23
Holidays                                                7                       8
Hours of Work -- Overtime                               6                       5
Individual Agreements                                  18                      22
Jury Duty                                              10                      14
Leaves of Absence                                       9                      12
Management Rights and Responsibilities                 12                      16
Miscellaneous                                          28                      25
Mutual Obligation                                       2                       2
No Strikes or Lockouts                                 15                      20
Payment of Wages                                       19                      22
Pension                                                21                      23
Recognition and Definitions                             1                       1
Safety                                                 27                      25
Scope of Work                                          23                      22
Seniority                                              11                      14
Temporary Employment                                   24                      24
Term -- Termination -- Renewal                         29                      26
Union Representatives and Shop Stewards                 5                       5
Union Security                                          4                       4
Vacations                                               8                       9

APPENDICES
Exhibit I -- Payroll Deduction Authorization                                   27
Exhibit II -- Drug-Free Workplace Policy Revision Date, 10-11-97               28
Memorandum of Understanding -- Floating Holiday                                37
Memorandum of Understanding                                                    35
Memorandum of Understanding                                                    36

                                 LABOR AGREEMENT
                                     BETWEEN
                          FITZGERALDS LAS VEGAS, INC.
                         d/b/a FITZGERALDS CASINO/HOTEL
                                      AND
            UNITED BROTHERHOOD OF CARPENTERS AND JOINERS OF AMERICA,
           SOUTHERN CALIFORNIA-NEVADA REGIONAL COUNCIL OF CARPENTERS,
                    AND ITS AFFILIATED LOCAL UNION NO. 1780
                               LAS VEGAS, NEVADA

THIS AGREEMENT, entered into as of this 1st day of August 1998, by and between the FITZGERALDS LAS VEGAS, INC. d/b/a FITZGERALDS CASINO/HOTEL (hereinafter referred to as "Employer") and its successors and assigns, and the UNITED BROTHERHOOD OF CARPENTERS AND JOINERS OF AMERICA, SOUTHERN CALIFORNIA-NEVADA REGIONAL COUNCIL OF CARPENTERS AND ITS AFFILIATED LOCAL UNION NO. 1780, LAS VEGAS, NEVADA (hereinafter sometimes referred to as the "Union").

                                   WITNESSETH

WHEREAS, pursuant to a valid reopening notice dated May 22, 1998 and served upon the Employer by the Union, the parties have, by negotiations and collective bargaining, reached complete agreement on wages, hours of work, working conditions and other related negotiable subjects to be incorporated into a new Labor Agreement which shall supersede all previous verbal or written agreements applicable to the employees in the bargaining unit defined herein which may have existed between the Employer and the Union or between the predecessor of the Employer, if any, and the Union.

NOW, THEREFORE, in consideration of the foregoing, the execution of this Agreement and the full and faithful performance of the covenants, representations and warranties contained herein, it is mutually agreed as follows:


                                   ARTICLE 1
                          RECOGNITION AND DEFINITIONS

1.01. RECOGNITION. The Employer recognized the Union as the exclusive collective bargaining representative for all employees employed by the Employer in the bargaining unit defined in Section 1.03.

1.02. DEFINITION OF EMPLOYEE. The term "employee" or "employees" as used in this Agreement means all persons directly employed by the Employer to perform work covered by the classifications set forth in Article 16, but excluding all other employees.

1.03. DEFINITION OF BARGAINING UNIT. The term "bargaining unit" means the aggregate of all employees (as such term is above defined) employed by the Employer.

                                    ARTICLE 2
                               MUTUAL OBLIGATIONS

2.01. BINDING EFFECT OF AGREEMENT. If the Employer shall, during the term of this agreement, sell, assign or transfer its business, said Employer shall, upon execution of an agreement of sale, assignment or transfer, notify the prospective purchaser, assignee or transferee, by certified mail of the existence of this agreement and shall simultaneously send the Union, by certified mail, a copy of such notice given to the prospective purchaser, assignee or transferee. The signatory Employer shall be responsible for making adequate provisions to insure payment for accrued wages, vacations and fringe benefits as of the date of transfer.

                                    ARTICLE 3
                              EMPLOYMENT PROCEDURE

In the employment of workmen on all work covered by this Agreement, the following provisions shall govern:

3.01. ORDER OF PREFERENCE. The Union shall establish and maintain open and nondiscriminatory employment lists for workmen desiring employment on work covered by this Agreement and such workmen shall be entitled to registration and dispatchment free of charge subject to the provisions of this section.

The Employer shall first call the dispatching office of the Union, between the hours of eight o'clock a.m. (8:00 a.m.) and three o'clock p.m. (3:00 p.m.), for such applicants as it may from time to time need, and the office shall dispatch to the Employer the required number of workmen requested by the Employer, strictly in accordance with the provisions of this section. The Employer agrees not to hire applicants that have not been dispatched from the Union Hall, except as provided for in Section 3.03 of this Article. Fifty percent (50%) of the time, the Employer has the right to recruit and procure applicants for classifications covered by the Agreement from any source and the remaining fifty percent (50%) of the time, the Employer will utilize and follow the Union Hiring Hall procedures, provided that the Employers recruits either pass the journeyman test or apply and get accepted into the Carpenters' apprenticeship program.

At the time the order is placed with the dispatch office, the Employer shall specify whether the job is intended to be temporary or permanent to enable the dispatcher to furnish the workman with this information before reporting for the job interview.

The Employer shall specify the number of carpenters for employment and the Union shall dispatch no more than five (5) at a time for each vacancy. The Employer shall schedule the dispatched carpenters for interviews within a reasonable period of time and shall not call for additional carpenters until the dispatched group have all been interviewed.

The dispatching office will furnish, in accordance with the requests of the Employer, each such qualified and competent workman from among those entered on said lists, Apprentice or Journeyman, to the Employer by use of a written referral. The selection of workmen for referral to jobs shall be on a nondiscriminatory basis and shall not be based on, or in any way affected by, Union membership, by laws, rules, regulations, constitutional provisions, or any other aspect or obligations of Union membership, policies or requirements. The Employer may request on its company letterhead certain applicants.

3.02. APPRENTICES. If the hiring request involves an apprentice, the Union will notify the Employer the level of the apprentice at the time of referral. Progress of apprentice wage schedule shall be in accordance with the apprentice wage schedule set forth in Article 16 without exception.

3.03. ELIGIBILITY PROVISIONS FOR REGISTRATION AND DISPATCHMENT. The Union dispatcher, in the first instance shall, in accordance with the provisions of this section, determine whether an applicant is qualified to register and for which Group or List he is eligible. This determination will normally be based upon information or papers which the applicant or the Employer supplies. If any doubt exists as to any material matter, the dispatcher shall promptly undertake an investigation to secure verification of claims made by or on behalf of the applicant seeking permission to register.

An applicant shall be removed from his position on the registration lists if he is dispatched to an Employer, except that any applicant who is rejected by the Employer or fails to complete three (3) full days' work, shall be reinstated to his position on the appropriate Group or List.

3.04. EMPLOYER RIGHTS. If the Union is unable to furnish competent workmen within forty-eight (48) hours of such notice, the Employer may procure employees from any other source.

If men are so employed, the Employer shall immediately report to the Union the names and dates of hire of such employees.

The Employer shall have the right to reject any applicant referred by the Union.

3.05. POSTING REQUIREMENTS. The Union and the Employer shall post in places where notices to applicants for employment with the Employer are customarily posted, all provisions set forth in this Agreement relating to the functioning of the hiring arrangements agreed upon.

                                   ARTICLE 4
                                 UNION SECURITY

4.01. UNION SHOP. Subject to the provisions of the Labor Management Relations Act, 1947, as amended, it shall be a condition of employment hereunder that all employees covered by this Agreement who are members of the Union in good standing on the date of execution of this Agreement shall remain members in good standing throughout their employment by the Employer, and those who are not members of the Union on the date of execution of this Agreement shall, on the 30th day following execution of this Agreement, become and remain members of the Union throughout their employment by the Employer. It shall also be a condition of their employment hereunder that all employees covered by this Agreement shall, on or after the 30th day following the employee's first employment by the Employer in the classifications covered hereunder, become and remain members of the Union throughout their employment with the Employer.

4.02. EFFECT OF STATE LAWS. Notwithstanding anything to the contrary therein,
Section 4.01 shall not be applicable if all or any part thereof shall be in conflict with applicable law; provided, however, that if all or any part of
Section 4.01 becomes permissible by virtue of a change in applicable law, whether by legislative or judicial action, the provisions of Section 4.01 held valid shall immediately apply.

4.03. CHECK-OFF. The Employer will check-off and remit to the Union initiation fees, supplemental dues, and monthly dues for employees who have executed and furnished to the Employer a payroll deduction authorization in the form of
Exhibit I attached hereto which by this reference is made a part hereof.

4.04. SUPPLEMENTAL DUES. The Employer agrees to withhold from the employees' wages and contribute the sum of twenty three dollars and twenty cents ($23.20) per pay period in 1999, to the Carpenter's Southern Nevada Vacation Trust Fund for Supplemental dues. These supplemental dues shall increase by eighty cents (80 cents) per pay period for every twenty-five cent (25 cents) increase in the negotiated wage package thereafter.

Subject to the following conditions, the Employer agrees that each employee may give written authorization to the Board of Trustees of the Carpenter's Vacation Savings Trust to pay on his/her behalf the above referenced hourly, supplemental dues, contribution.

The Union shall bear the entire responsibility for obtaining the written authorization from the employee and furnishing said authorization to the Board of Trustees in a form satisfactory to the Trustees.

All written authorization referred to above shall be irrevocable for the term of this Agreement and shall renew automatically for any future agreements unless the employee serves written notice upon the Board of Trustees and on the Union not more than twenty (20) days and not less than ten (10) days prior to the termination date of this Agreement or any future agreement.

4.05. INDEMNIFICATION. The Union will indemnify and save the Employer harmless against any and all claims, demands or any other forms of liability which may arise out of or by reason of any action taken or not taken by the Employer at the request of the Union in accordance with the provisions of this Article.

                                    ARTICLE 5
                     UNION REPRESENTATIVES AND SHOP STEWARDS

5.01. UNION REPRESENTATIVES. The Employer agrees that the authorized representatives of the Union shall be granted access at any reasonable time to those areas of the premises where employees represented by the Union are employed, when such visits are necessitated by matter concerning the administration of this Agreement. Whenever a Union Representative enters a work area where employees represented by the Union are employed, he will be required to go to the Office of the Director of Human Resources to notify that individual that he is on property and obtain an identification badge. If the Director of Human Resources is not available, the Union Representative is to notify the Director of Facilities that he is on property and obtain an identification badge. If neither the Director of Human Resources or the Director of Facilities are available, the Union Representative is to notify the Security Shift Supervisor he is on property and obtain the identification badge. The Union Representative is to return the identification badge to the party of issuance upon the conclusion of union business necessitated by matter concerning the administration of the Agreement. It is agreed that such representatives of the Union will conduct their business as expeditiously as possible in order to minimize interference with the Employer's business.

5.02. SHOP STEWARDS. The Union may select from among the employees Shop Stewards whose function in addition to their normal work shall be to report to the Business Representative of the Union grievances or alleged infractions of this Agreement. The Union agrees to notify the Employer in writing of the employees selected to serve as Shop Stewards. There shall be no discrimination against a Shop Steward for the performance of his agreed upon duties.

                                    ARTICLE 6
                            HOURS OF WORK -- OVERTIME

6.01. WORKDAY AND WORKWEEK. The regular workday shall consist of eight (8) hours work between seven o'clock a.m. (7:00 a.m.) and five o'clock p.m. (5:00 p.m.), inclusive of a meal period.

The regular workweek shall consist of a guaranteed workweek or pay of five (5) consecutive eight (8) hour workdays, Monday through Saturday.

If, however, an employee fails to work through no fault of the Employer, then in that event, the guaranteed workweek will be reduced by the amount of time not worked. Further, the weekly guarantees shall not apply to the following situations:

     (A)  The first week of employment for:

          I. All new hires including all employees temporarily hired to work on special projects.

          II   Employees recalled from layoff.

          III. Employees providing relief for vacation or leaves of absence.

          IV. Employees returning to active employment from any period of absence off work.

     (B) The week in which an employee begins his vacation or other absence from the job if said vacation or absence does not begin at the end of the employee's scheduled workweek.

     (C) The week in which an employee ends his vacation or other absence from the job if the employee does not return to work at the beginning of his scheduled workweek.

     (D) For employees hired or recalled for special projects, the week in which a special project is completed and/or suspended.

     (E) For employees hired or recalled for special projects, any week of employment on a special project wherein work is not available due to conditions beyond the control of the Employer such as shortage of materials, unavailability of equipment, unavailability or inaccessibility to the work area due to business activity.

     (F) The first and last week of employment for employees hired to provide relief for vacations or other absences from the job. Notwithstanding the provisions of this Article, the Employer may establish shifts with starting times between four o'clock a.m. (4:00 a.m.) and five o'clock p.m. (5:00 p.m.) without penalty provided the affected employee(s) are given forty-eight (48) hours notice of change in shift and such change remains in effect a minimum of five (5) calendar days. If the Employer establishes, as allowed by this subsection, a shift starting earlier than seven o'clock a.m. (7:00 a.m.), the Employer will first seek volunteers from among its regular employees in order of seniority. If there is an insufficient number of volunteers, the Employer will assign these earlier shifts to the least senior employees.

The Employer may also establish a workweek of any five (5) consecutive days out of seven days to include Sunday, without penalty, provided that the affected employee(s) are given seven (7) calendar days notice and that such workweek will remain in effect for thirty (30) calendar days. The number of employees that the Employer may establish Sunday as a regular day of work is limited to ten (10) percent of the work force or two (2) employees, which ever number is the greater. If the Employer establishes a workweek that includes Sunday, the Employer will first seek volunteers from among its regular employees giving the Sunday-inclusive workweek to the most senior volunteers. If there is an insufficient number of volunteers, the Employer will assign the Sunday-inclusive workweek to the least senior employees.

6.02.(A) OVERTIME. For all hours worked in excess of forty (40) hours in an employee's workweek and all hours worked in excess of eight (8) hours per day, an employee will be compensated at the rate of time and one half (1 1/2 x) times the regular straight time rate. For all hours worked in excess of twelve hours on any day and all hours worked on the seventh (7th) day worked of an employee's regular workweek shall be compensated at the rate of double-time (2x) the regular straight-time rate.

     (B) SIXTH (6TH) DAY. An employee who works on the first regularly scheduled day off as the sixth day (6th) of work shall receive time and one-half (1 1/2 x) the regular straight-time rate for the first eight (8) hours and double time (2x) thereafter. An employee who works on the second (2nd) regularly scheduled day of work as a sixth (6th) day of work shall receive double time (2x) the regular straight-time rate for all hours worked on such day. The exception of 6.02(c) shall apply on such sixth (6th) day of work or seventh (7th) under 6.02(a) shall apply at the regular straight-time rate for all made-up hours up to the forty (40) hours in the work week.

     (C)  EXCEPTION. In those instances where an employee fails to work forty
          (40) hours during the regular work-week due to personal reasons, the Employer, if the employee is willing, may schedule the employee to work on his days off. In such event, the pay for such work, not exceeding eight (8) hours per day, shall be computed at the straight-time rate of pay.

     (D) SHIFT SCHEDULES. The Employer may establish shifts other than the shift specified in Section 6.01, but no such shift shall be established for a period less than five (5) days.

No shift shall be scheduled to work more than eight (8) hours in any twenty-four
(24) hour period nor longer than forty (40) hours in any week. Regular starting and finishing times shall be posted for each shift established and all time worked outside of the posted hours shall be paid for as overtime. A differential of ten percent (10%) per hour shall be allowed for work performed on the second or "swing" shift and on the night or "graveyard" shifts.

      (E) SHIFT CHANGES. The Employer may change an employee's shift starting time by no more than four (4) hours when the Employer deems it necessary to meet the needs of the operation in the event of unforeseen problems: e.g., mechanical breakdowns, to restore area(s) or room(s) to full service, or to perform casino lay-outs. In such cases, the employee shall be notified of the change before leaving work on his prior shift . Such change in shift starting time shall not subject the Employer to overtime pay liability unless the employee actually works more than eight (8) hours on that workday. This is not intended to deprive an employee the option of completing his regular shift.

6.03. REPORTING PAY. An employee who reports for work as scheduled and who is not notified prior to leaving home not to report, shall be provided with eight
(8) hours work or shall be paid for eight (8) hours at his regular, straight-time rate of pay unless the employee voluntarily leaves his work or unless the failure to provide work is due to fire, flood, power outages or other circumstances beyond the control of the Employer. In such cases, the employee shall be paid only for hours actually worked.

An employee called in to work in an emergency shall be guaranteed four (4) hours work at the applicable overtime rate.

6.04. PROHIBITION AGAINST PYRAMIDING PREMIUM PAY. There will be no pyramiding or premium pay under any of the terms of this Agreement, that is, no type of premium or penalty pay shall be combined with or paid on top of any other type of premium or penalty pay. Where more than one premium or penalty rate applies to the same hours or work, the higher premium only shall apply.

                                    ARTICLE 7
                                    HOLIDAYS

7.01. RECOGNIZED HOLIDAYS. The following days shall be recognized as holidays for the purpose of this Agreement:

          > New Year's Day   -- January 1st
          > Presidents' Day  -- 3rd Monday in February
          > Memorial Day     -- Last Monday in May
          > Independence Day -- July 4th
          > Labor Day        -- 1st Monday in September
          > Thanksgiving Day -- 4th Thursday in November
          > Christmas Day    -- December 25th

A floating holiday in lieu of Veterans' Day may be selected by each employee subject to management approval of an employee's reasonable request as to the time of the holiday and in accordance with the Memorandum of Understanding regarding Floating Holiday.

Except in cases where circumstances make it impossible to do so, the Employer shall give forty-eight (48) hours advance notice of holiday work schedules. This provision shall not operate to deprive an employee of holiday pay if he has made prior arrangements with his Employer to be absent on a recognized holiday.

All such holidays are recognized whether an employee is scheduled to work or not work on such days that the holiday may fall.

7.02. COMPENSATION. An employee shall be paid at the rate of two and one-half (2-1/2x) his regular, straight-time rate of pay for work performed on a recognized holiday, with a guarantee of eight (8) hours, as provided in
Article 6.

An eligible employee shall be paid for eight (8) hours at his regular, straight-time rate for holidays on which no work is performed.

An employee who performs work on a recognized holiday which coincided with the sixth (6th) or seventh (7th) day of his workweek shall be paid for such work at three (3) times the employee's regular, straight-time rate of pay.

Except in cases of bona fide illness or injury, an employee who is scheduled to work on a recognized holiday and who fails to do so, shall receive no pay for the holiday. Employees may be required to produce satisfactory evidence that their absence was, in fact, due to bona fide illness or injury.

If a recognized holiday falls during an employee's vacation period, the employee shall receive an additional day's pay computed on the basis of eight (8) hours at his regular, straight-time rate.

                                    ARTICLE 8
                                    VACATIONS

8.01.(A) Each regular employee who has had one (1) year of continuous service, as defined in Section 8.02, will receive one (1) week's vacation with pay computed on the basis of forty (40) straight-time hours, including shift differential, if any.

     (B) Each regular employee who has had two (2) but less than six (6) years of continuous service, as defined in Section 8.02, will receive two (2) weeks of vacation with pay computed on the basis of eighty (80) straight time hours including shift differential, if any.

     (C) Each regular employee who has had six (6) but less than twelve (12) years of continuous service, as defined in Section 8.02, will receive three
     (3) week's vacation with pay computed on the basis of one hundred and twenty (120) straight-time hours, including shift differential, if any.

     (D) Each regular employee who has had twelve (12) or more years of continuous service, as defined in Section 8.02, will receive four (4) weeks' vacation with pay computed on the basis of one hundred and sixty
     (160) straight-time hours including shift differential, if any.

8.02. CONTINUOUS SERVICE DEFINED. A regular employee will be considered as having a year of continuous service for the purpose of obtaining a year's eligibility for vacation if he remains on the payroll for the full year and has worked at least sixteen hundred (1600) hours during the twelve (12) months preceding his anniversary date. If a regular employee completes twelve (12) months in the employment of the Employer and works less than sixteen hundred
(1600) hours during such twelve (12) month period due to temporary absence, including absence due to illness or injury, he will be entitled to a partial vacation determined by the ratio of hours worked to sixteen hundred (1600) hours. Time spent on an earned vacation, holidays not worked and on jury duty, for which an employee is eligible or benefits under Section 10.01, will be counted as time worked for the purpose of computing the sixteen hundred (1600) hours required under this Section 8.02.

8.03 SCHEDULING OF VACATIONS. Insofar as possible, vacations will be granted at times most desired by the employee, with the twelve (12) months of the year open for selection, but the final right of allotment of vacation periods is reserved to the Employer in order to insure the orderly operation of the establishment.

Subject to the above understanding, the following procedures shall be adhered to in scheduling vacations for employees covered by this Agreement.

     (A) As soon after April 1st of each year as practicable, but in no event later than April 30th, employees shall be given an opportunity to state their first and second preference for vacation periods. Those employees who fail to state their first and second preference by April 30th, shall not be allowed to exercise their seniority to displace a junior employee who has posted his vacation preference within the time required.

     (B) Where two (2) or more employees select the same vacation period, the conflict, if any, shall be resolved by the supervisor concerned in favor of the employee with the greatest seniority.

     (C) In recognition of the inconvenience caused employees by last minute changes in vacation schedules, it is agreed that except for emergencies of a serious nature, no changes shall be made within thirty (30) days of the date an employee is scheduled to go on vacation.

     (D) Vacation periods may be split by mutual agreement in weekly segments, but the choice of deferred dates in such circumstances will be subordinate to the preference of employees taking a full vacation. In extreme circumstances vacation time may be taken in segments of less than one week with prior approval by the Employer. Such vacation pay shall be paid with the next payroll check after vacation time is taken.

     (E) Employees may be granted additional vacation time without pay provided that a request for such additional time off is made at the time the vacation period is agreed upon. The additional unpaid vacation time shall not exceed one (1) week.

8.04. PAYMENT FOR VACATIONS. When an employee is eligible for a vacation under the provisions of this Article, he may, upon application to his Employer, draw his vacation pay at the time he leaves to go on vacation. Such vacation pay shall be based upon the employee's then current regular, straight-time wage rate.

Except for hardship cases, vacations must be taken as paid time off during the twelve (12) month period following the employee's anniversary date.

8.05. PRORATED VACATIONS. After completing six (6) full months of employment, if employment be terminated for any reason, vacation pay will be granted in prorated amounts accrued to the date of termination in the ratio of hours worked to sixteen hundred (1600) hours.

8.06. EFFECT OF A CHANGE IN OWNERSHIP. A change of ownership without business interruption of at least thirty (30) days shall not operate to break an employee's continuity of service for vacation eligibility.

8.07 TRANSFERS BETWEEN HOTELS OPERATING UNDER COMMON OWNERSHIP.

     (A) TEMPORARY TRANSFERS. An employee who is transferred on a temporary basis from one hotel to another operated by the same corporation shall retain full seniority rights at the first hotel with credit for service on the temporary assignment.

     (B) PERMANENT TRANSFERS. When, at the request of, or with the approval of the management of both hotels, an employee agrees to a permanent transfer from one hotel to another operated by the same corporation, said employee shall incur a break in continuous service at the first hotel as of the date of transfer. If, however, such employee is laid off due to a reduction in force at the second hotel during the twelve (12) months following the date of transfer, he shall have preference for regaining employment at the first hotel over applicants without seniority standing, provided he is qualified to perform satisfactorily the work involved.

     (C) Employees transferred under the provisions of (A) and (B) of this
     Section 8.07 shall not be treated as probationary employees.

     (D) Consistent with the definition of seniority contained in Section 11.01 hereof, it is agreed that employees from one hotel shall not be assigned to perform installation work at a second hotel if such assignment deprives employees at the second hotel of work they are qualified to perform.

                                    ARTICLE 9
                                LEAVES OF ABSENCE

9.01. Subject to the provisions of Article II of this Agreement, leaves of absence without pay shall be granted for reasons of bona fide illness or injury. Leaves may be granted by the Employer at his discretion for other reasons, the duration of which shall be mutually agreed upon by the Employer and the employee. The Employer shall not unreasonably refuse to grant leaves for compelling personal reasons. If it is established that an employee on a leave of absence has accepted gainful employment during such leave, he may be terminated without recourse, the provisions of Article 13 of this Agreement to the contrary notwithstanding.

Employees will be issued a written leave of absence form and a copy thereof shall be furnished to the Union.

9.02. In addition, leaves of absence without pay shall be granted for the following reasons:

     (A) Leaves of absence without pay for bona fide medical disability or a serious health condition not compensable under the Nevada Industrial Insurance Act shall be granted for periods not to exceed twelve (12) weeks total during any twelve (12) month period.

     (B) Leaves of absence without pay for serious health condition in the employee's immediate family (spouse, child, or parent) shall be granted for up to twelve (12) weeks total during any twelve (12) month period. As soon as possible, the employee shall provide, upon request, all proof or information available as to the need for such a leave.

     (C) Leaves of absence without pay shall be granted for the birth and caring of an employee's children or for the placement of a child with employee for adoption or foster care provided that 1) the employee shall be entitled to a minimum of twelve (12) weeks during any twelve (12) month period; 2) eligibility for the leave ends one year after the date of birth or placement of the child; and 3) proof of the child's birth or adoption is presented.

9.03. FMLA. Where this Article provides rights greater than those provided for under FMLA, this Article governs. Where FMLA provides rights greater than those provided in this Article, FMLA governs. The rights provided in the Article shall not be added to those provided by FMLA to produce greater rights than an employee would have under either this Article or FMLA standing alone; there shall be no duplication of rights. The FMLA governs instead of the Article, all of the requirements for a leave under FMLA must be met by the employee. Where this Article governs, only the requirements set forth in this Article, and not those in FMLA, must be met by the Employee.

9.04. LIGHT DUTY. The Employer reserves the right to assign employees to work in light duty in classifications that are covered and excluded from the terms of this Agreement, during the time that an employee's bona fide illness or injury compensable under the Nevada State Industrial Insurance Act precludes him/her from performing the duties of his/her classification. The employee shall be paid either the temporary total disability rate mandated by the SIIS while assigned to light duty excluded from this Agreement, or the appropriate rate for the classification if the employee is assigned to perform bargaining unit work, unless the appropriate rate for the classification is less than the temporary total disability rate mandated by the SIIS, in which case the temporary total disability rate will apply. The Employer shall assign the employee to work the shift and hours consistent with the need of the business and availability of light duty work, and without regard to restrictions upon a weekly guarantee. In any event, employees assigned light duty work shall be paid at least the temporary total disability rate required by Nevada Law.

Time spent working light duty shall not count as shifts worked for completion of the probationary period. However, the employee's shifts worked, prior to the after assignment to light duty, shall be combined to complete the probationary period. Time spent working light duty shall not be considered a break in service when calculating seniority or vacation entitlement.

If the bargaining unit employee rejects the assignment to perform light duty work, whether within or outside of the bargaining unit, the employee shall be subject to disqualification of benefits under the SIIS. However, if the bargaining unit employee rejects the assignment to perform light duty work, the bargaining unit employee shall not otherwise be subject to discipline and shall continue to be entitled to leave for which the employee is eligible under 9.01.

In the event a bargaining unit employee is assigned and accepts light duty work within the bargaining unit, all applicable provisions of the Collective Bargaining Agreement, subject to the modifications and restrictions set forth herein, shall apply to such employee, including accrual of seniority, and grievance and arbitration. In addition, the employee shall comply with all Company, House, and Departmental rules to the extent required under Section 12.02.

In the event a bargaining unit employee is assigned and accepts out-of-bargaining unit light duty work, the Employer shall make contributions on behalf of the employee pursuant to Articles 20 and 21 of this Agreement. In the event of a termination, the employee shall be entitled to all rights in accordance with Articles 13 and 14 of the Collective Bargaining Agreement except in the event of an arbitration, the arbitrator's power shall be limited to restoring the employee to their pre-injury bargaining unit position. No other provisions of the Collective Bargaining Agreement shall apply to employees working in out-of-unit light duty positions. The employees shall comply with all Company, House, and Departmental rules.

Employees shall be prohibited from receiving double benefits or recovery, pursuant to the terms of the Agreement and an action or decision by the SIIS, Nevada Department of Administration, or any other local, state or federal department agency or court.

                                   ARTICLE 10
                                    JURY DUTY

10.01. An employee who has completed his probationary period and who is required to serve on a jury and who loses work time because of such service shall be paid the difference between the jury fee received and his regular, straight-time rate of pay. It is understood and agreed that this benefit applies only to an employees regularly scheduled days of work and no benefits shall be paid for time spent serving on juries on day on which the employee was not regularly scheduled to work.

Payment for jury service, as provided herein, shall be limited to a maximum of thirty (30) days in any twelve (12) month period. At the request of the Employer, the employee shall furnish satisfactory evidence of such jury service for which he claims benefits as HEREIN provided.

The provisions of this Article shall not apply to any jury summons received by an employee prior to his date of hire.

                                   ARTICLE 11
                                    SENIORITY

11.01. The Employer and the Union recognize the principle of seniority which for the purpose of this Agreement shall be interpreted to mean that:

          An employee having the longest continuous time of service in a given classification has preference for retaining and regaining employment in case of curtailment or expansion of operations provided such employee has the ability to satisfactorily perform the work involved.




                      [THIS SPACE INTENTIONALLY LEFT BLANK]

11.02. CALCULATION OF CONTINUOUS SERVICE. For the purpose of this Article, length of continuous service shall be calculated as follows:

     (A) There will be no deduction for any time lost which does not constitute a break in continuous service.

     (B)  A break in continuous service will occur in the following instances:

          I.   Voluntary termination or resignation.

          II.  Discharge or any other permanent separation.

          III. Absence exceeding the period of an authorized leave of absence.

          IV. Absence due to injury or illness sustained during the course of employment exceeding the period for which statutory, temporary, total disability payments are payable; provided that the employee shall have seven (7) working days following his release by the attending physician in which to return to work and, provided further, that if an employee files an appeal from an adverse decision he shall have seven (7) working days from the date of receipt of a decision from the hearing officer or the appeals office, as the case may be, in which to return to work.

          V. Absence exceeding six (6) months because of layoff for employees with less than six (6) months of active employment or absence exceeding twelve (12) months because of layoff in the case of an employee with six (6) or more months of active employment.

          VI. For those who have less than twelve (12) months of active employment, leaves of absence will not exceed six (6) months during any twelve (12) month period. For those with more than twelve (12) months of active employment, leaves will not exceed twenty-four (24) months in any forty-eight (48) month period.

11.03. MEDICAL RELEASE. An employee absent five (5) or more days due to illness or injury, whether or not compensable under the terms of the State Industrial Insurance System Act, shall, upon request, present a release from his physician stating that he is physically able to perform the duties of his former position.

11.04. RE-EMPLOYMENT AFTER A BREAK IN SERVICE. An employee who incurs a break in continuous service, if subsequently re-employed, will resume employment as a new employee, except as provided immediately below.

If an employee with a break in continuous service due to layoff is available for work and declines re-employment by the Employer, he would forfeit all rights to credit for prior service. In any event an employee who has a break in continuous service due to layoff and who is not re-employed by the Employer for a period of one (1) year after a break in continuous service forfeits all credit for prior service.

11.05. NOTIFICATION. An employee who is laid off by an Employer through no fault of said employee and who has the greatest length of service and the ability to perform the work involved satisfactorily, shall be notified to return to work by the Employer advising the Union by telephone of the date and time the employee is to report and by confirming such telephone communication in writing. If such employee fails to report to work within forty-eight (48) hours of the time specified for the employee to report, his seniority shall be terminated and the Employer shall be free to hire a replacement in accordance with Article 3 of this Agreement. When the Union notifies the Employer that the employee is temporarily absent from the area or is temporarily unavailable due to illness or some other compelling reason, the employee's seniority will be protected for a period not to exceed five (5) days from the date specified for the employee to report, any provisions herein to the contrary notwithstanding.

                                   ARTICLE 12
                     MANAGEMENT RIGHTS AND RESPONSIBILITIES

12.01. RIGHTS TO MANAGE. The right to manage the business, including all matters not covered by this Agreement, as well as the right to reprimand, suspend or discharge employees for just cause, to prescribe the duties of employees, to direct the working force, to determine the numbers of employees to be employed and to relieve employees from duty for lack of work and the right to determine the means, methods and schedules of operations and maintenance are reserved to the Employer. Any grievance over whether the action of management is contrary to the terms of this Agreement may be taken up under the provisions of Article 14.

12.02. RULES. The Employer may establish and enforce reasonable rules, regulations and procedures applicable to employees provided that such rules, regulations and procedures do not conflict with the provisions of this Agreement. It will be the responsibility of the Employer to furnish a copy of such rules to the employees and to the Union.

                                   ARTICLE 13
                            DISCIPLINE AND DISCHARGE

13.01. CAUSE OF DISCIPLINE.

     (A) No regular employee, after completing his probationary period, shall be discharged, suspended without pay, or subjected to other disciplinary action without just cause. Probationary employees are employees at will who may be discharged or disciplined with or without cause, at the discretion of the Employer. The discharge or discipline of any probationary employee shall not be subject to the provisions of Article 13.

     (B) When a regular employee is discharged or disciplined, any prior disciplinary action of that employee occurring within the preceding 6 months before the date of the discharge or discipline may be considered in determining the just cause of the discharge of discipline. Warning notices, written customer complaints, reports of outside agencies or of the Employer's own security force concerning conduct of an employee shall become null and void 6 months after the date of issuance and may not thereafter be used as a basis for any subsequent discharge or disciplinary action.

     (C) The Union agrees that all employees covered by this Agreement shall be subject to all rules of conduct issued by the Employer in accordance with
     Section 12.02 of this Agreement. The parties agree that employees may be discharged without prior discipline for dishonesty, drunkenness or drinking on duty, being under the influence of a controlled substance or using a controlled substance during working hours or on the Employer's premises, unlawful sale of a controlled substance, refusing to submit to testing for drug or alcohol usage in accordance with the provisions of Sections 13.01(f) and 13.03 of this Agreement, willful misconduct, participation in a slowdown, work stoppage or strike in violation of this Agreement, abusive or discourteous behavior toward a customer or guest, toward a supervisor or a fellow employee, unjustified refusal to follow an order of a supervisor or other representative of the Employer, failure to report for work as scheduled without cause, walking off the job without permission during a shift, insubordination, dissuading a customer or guest from patronizing the Employer's hotel or casino operations, or making disparaging remarks concerning the Employer or its operations to a customer or guest during the term of this Agreement.

     (D) The above provisions relating to controlled substances will not apply to medicine lawfully prescribed for the employee using the substance by a licensed physician and used in accordance with the prescription.

     (E) When a regular employee who has completed the probationary period is disciplined and/or discharged, the reason therefore will be given to the employee in writing. When an employee is discharged, copies of the written discharge notice to the employee will be sent to the Union within 72 hours of the discharge. Upon request by the Union, legible copies of all documents relevant to discipline or discharge, including videotapes, shall be provided to the Union.

     (F) When there is probable cause to believe that an employee is under the influence of alcohol or a controlled substance, the employee, after being notified of the contents of this subsection, must consent to an immediate physical examination at an independent medical facility or suffer the penalty of discharge, The Employer shall pay for the cost of the examination, and the employee shall be paid for all time required for the examination. A blood alcohol level of .08 provides an absolute presumption that an employee is under the influence of alcohol and just cause for discharge. A positive reading for the presence of any illegal controlled substance resulting from a gc/ms test shall constitute just cause for discharge.

     (G) In the event the work performance of an employee is deteriorating or has become unsatisfactory to the Employer and the employee has received at least 1 written warning notice for the substandard work performance, the Union, upon being advised by the Employer of the situation, agrees to immediately meet with the Employer and the employee concerning his performance. If such performance continues, the employee shall be subject to disciplinary action, up to and including discharge. In the event the Employer does not discharge the employee involved, but assesses a lesser disciplinary penalty, the Employer shall retain the ability to discharge the employee as a result of any such continuing performance.

     (H) The Employer shall notify the Union of its intent to make an employee an offer under this Section 13.01(h). Employees with less than three (3) years of employment with the Employer man, at the sole discretion of the Employer, be offered at any time two (2) months' pay in lieu of processing the grievance and arbitrating the discharge. In the event the employee declines this offer when made by the Employer, the Union, if in its assessment of the issue objectively feels there is sufficient merit of the case, may proceed through the grievance and arbitration procedure for resolution.

13.02. WARNING NOTICES. Warning notices issued to employees must specify the event or actions for which the warning is issued.

Warning notices shall be issued to employees as soon as possible after the Employer is aware of the event or action for which the warning notice is issued and has a reasonable period of time to investigate the matter. A copy of any written warning notice issued to employees shall be mailed or given to the Union within seventy-two (72) hours (Monday through Friday excluding holidays) after its issuance by the Employer.

A copy of any written complaint concerning an employee, either by a customer, an outside agency, or the Employer's own security force, and copies of any other documents relied upon by the Employer as a basis for issuance of the warning notice shall be furnished to the Union on request.

13.03. TESTING FOR ALCOHOL OR CONTROLLED SUBSTANCES. A testing provision was negotiated between the parties. See Exhibit II Drug-Free Workplace Policy Revision Date, 11-11-97.

                                   ARTICLE 14
                       GRIEVANCE AND ARBITRATION PROCEDURE

14.01. DEFINITION. A grievance shall be defined as a dispute regarding the interpretation or application of the provisions of this Agreement raised by the Union or an employee alleging a violation of the terms and provisions of this Agreement. However, disputes specifically excluded in other Articles of this Agreement from the grievance and arbitration procedure shall not be construed as falling within this definition.

14.02. PROCEDURE. All grievances shall be handled exclusively in the following manner:

     STEP ONE: If an employee or the Union has a grievance, the matter shall be referred to the designated representative of the Employer in writing. Grievances involving discharge cases must be filed with the Employer within seven (7) days of the date of discharge, Monday through Friday, excluding holidays. Grievances involving other matters must be filed with the Employer within thirty (30) days after the first occurrence of the event giving rise to the grievance or within thirty (30) days of the time the employee or the Union reasonably could have acquired knowledge of the event.

     STEP TWO: If the representative of the Employer and the representative of the Union are unable to resolve the grievance within five (5) days after the Employer receives the written grievance, as provided in Step One, the grievance may be submitted to arbitration by the Union giving the Employer written notice of its intent to do so within an additional five (5) days. In such notice the Union will designate its member of the arbitration board. The Employer shall, at the meeting provided for under Section 14.03, submit in writing to the Union the Name of its board member.

14.03. ARBITRATION. Grievances appealed to arbitration shall be submitted to an arbitration board consisting of three (3) persons: one (1) chosen by the Employer, one (1) chosen by the Union and a third to be chosen by those two persons.

The Employer and Union members of the arbitration board shall meet within three
(3) days of the receipt of the notice to arbitrate for the purpose of selecting a person to act as the impartial member of the board.

If, at such meeting, the parties are unable to agree upon a mutually satisfactory impartial arbitrator, they shall jointly petition the Federal Mediation and Conciliation Service for a panel of five (5) arbitrators. Upon receipt of said panel of names, the Union representative and the Employer representative on the arbitration board shall each, alternately, strike the name of an arbitrator until one alone remains. The remaining arbitrator shall then be requested to hear the case. The determination of which party is to first strike a name from the arbitrator's panel shall be made by lot.

The arbitrator shall have no power to add to, subtract from, amend, change or alter any of the terms of this Agreement. The fee and expenses of the impartial arbitrator shall be divided equally and paid in equal portions by the Employer and Union.

It is understood and agreed that the arbitrator's award shall be final and binding upon the employee, the Union and the Employer.

Monetary awards of settlements in favor of an employee shall be complied with within forty-eight (48) hours of the time of such award or settlement, or in such longer period of time as may mutually be agreed upon.

In computing the time within which acts required by this Article shall be done, Saturdays, Sundays and recognized holidays under this Agreement shall be excluded.

The Union and the Employer may mutually agree to waive the three-man arbitration board and agree to submit the dispute directly to the impartial member as sole arbitrator.

14.04. TIME LIMITS. It is understood and agreed that if an employee or the Union fails to abide by the time limits specified in this Article 14, the grievance shall be invalid. Likewise, it is agreed if the Employer fails to abide by the time limits imposed upon him, the grievance shall be granted.

                                   ARTICLE 15
                             NO STRIKE OR LOCKOUTS

15.01. It is hereby agreed by the union that there will be no strikes, work stoppages or slowdowns of the Employer's operations during the term of this Agreement.

15.02. It is hereby agreed by the Employer that he will not lockout employees covered under this Agreement during the term hereof.

15.03. Refusal of an employee to cross a bona fide picket line sanctioned and approved by Carpenters local #1780 and the Southern Nevada Central Labor Council shall not be deemed to be a violation of this Agreement, provided that the foregoing provisions of this section shall not be applicable with respect to:

         (A) Any picket line established for organizational or recognition purposes, or for information purposes for the purpose of maintaining standards.

         (B) Any picket line established as a result of a labor dispute between an employer other than the Employer party hereto and a union other than a union party hereto.

         (C) Any picket line established as a result of a labor dispute between the Employer party hereto and a union other than the Union party to this Agreement unless and until such picket line has been in effect on a continuing basis, twenty-four (24) hours a days, for ninety (90) days.

                                   ARTICLE 16
                         CLASSIFICATIONS AND WAGE RATES

16.01. The following classifications and hourly wage rates are hereby established:

                                                EFFECTIVE
CLASSIFICATION            8/1/98            3/1/99         3/1/00          3/1/01
--------------          ----------        ----------     ----------      ----------
Carpenter Foreman        $18.40             $19.47         $19.97          $20.22
Journeyman Carpenter     $18.40             $18.72         $19.22          $19.47

The Union shall have the right to allocate from wage increases to Pension and Apprenticeship Funds including the United Brotherhood of Carpenters National Apprenticeship and Education Funds.

                            APPRENTICE WAGE SCHEDULE

          0 - 6 months: Sixty-five percent (65%) of journeyman rate 7 - 12 months: Seventy percent (70%) of journeyman rate
         13 - 18 months: Seventy-five (75%) of journeyman rate
         19 - 24 months: Eighty percent (80%) of journeyman rate
         25 - 30 months: Eight-five percent (85%) journeyman rate
         31 - 36 months: Ninety percent (90%) journeyman rate
         37 - 48 months: Ninety-five percent (95%) journeyman rate


The percentage increases of wage rates to an apprentice shall be based on the education and work experience of the apprentice in the industry as established by the Carpenters Local Union 1780 and the Carpenters and Millwrights Apprentice and Journeyman Training Trust.

     NOTE 1: It shall be the duty of the working Foreman to supervise the performance of work by employees assigned to the crew in accordance with the Employer's instructions. A Journeyman shall not be required to assume the functions and responsibilities of a Foreman without being paid the Foreman's differential. The assignment of the working Foreman shall be at the Employer's discretion.

     NOTE 2: UNIFORMS. Regular employees, that is, employees assigned to the regular maintenance crew and specifically excluding temporary employees, as defined in Section 24.01, shall be furnished with one (1) clean uniform, in good repairs, for each day worked at no expense to employees.

In the event the Employer fails to provide uniforms, as required, he shall be obligated to pay, as a penalty, the sum of one dollar and fifty cents ($1.50) per day to each affected employee.

NOTE 3: MEALS. An employee shall be entitled to receive one (1) hot meal during the course of an (8) hour shift, as near to the middle of the shift as possible. If an employee is required to work overtime for two (2) hours or more beyond his regular shift, or is called out in an emergency and works for four (4) hours or more, he shall be entitled to a meal. Meals served to employees shall be palatable, wholesome and comparable to those served to the customers. A selection of meal items shall be made available daily (including at least two
(2) meat entrees). An Employer who fails to provide meals as required above shall pay, as a penalty, the sum of one dollar and fifty cent ($1.50) for each such meal he failed to furnish.

16.02. PROBATIONARY EMPLOYEES. A newly-hired regular employee will be considered as a probationary employee until he has completed ninety (90) days after his most recent date of hire by the Employer, after which his seniority shall date back to his most recent date of hire by the Employer. A probationary employee may be terminated at the discretion of the Employer, and such termination shall not be subject to the grievance and arbitration provisions of
Article 14. The above probationary period may be extended by mutual agreement of the employer and the Union. In the event a probationary employee is terminated for any reason other than discharge for cause or voluntary quit, the Employer shall contribute to the construction vacation fund at the rate set forth in the current Construction Agreement as defined under Article 24 hereof for the hours worked by such employee.

16.03. PAYDAY. Employee shall be paid wages due them on a regular payday not less frequent than bi-weekly.


                                   ARTICLE 17
                                BULLETIN BOARDS

17.01. The Employer agrees that the Union shall be permitted to post in places where notices to employees are customarily posted, notices of Union elections and results, meetings and recreational and social affairs. Such notices shall be signed by an authorized Union Representative.


                                   ARTICLE 18
                             INDIVIDUAL AGREEMENTS

18.01. No employee covered by this Agreement shall be compelled or permitted to enter into any individual contract or agreement with the Employer concerning the conditions of employment set forth herein.


                                   ARTICLE 19
                                PAYMENT OF WAGES

19.01. Employees who quit or are discharged shall be paid in full not later than during the next business day of the Payroll Office.

If the establishment becomes delinquent in the payment or wages or is operating in receivership by the Board of Trade or a Creditors Committee, or in the case of liquidation or bankruptcy, all wages accrued become due and must be paid at once. In such cases, the Union reserves the right at any time to demand and receive daily payment of wages to all employees. By mutual agreement such wages due may be deposited in an approved escrow.

                                   ARTICLE 20
                               HEALTH AND WELFARE

20.01. MEDICAL, DENTAL, VISION AND LIFE INSURANCE. Effective the first day of the month following signing of this agreement and continuing to the expiration date of this agreement, the Employer will provide medical, dental, vision, life insurance, and other benefits as may become available to employees contained within the bargaining unit, and their bonafide dependents, identical to the medical benefits provided to the Employer's hourly employees not covered by collective bargaining agreements in accordance with various plan documents.

20.02. EMPLOYEE CONTRIBUTIONS. Employees contained within the bargaining unit shall be required to make the identical contributions as are required from hourly employees not represented by bargaining units in accordance with the Employer's plan documents. Based upon available plan features selected by bargaining unit employees, the Employer shall have the right, through payroll deduction, to secure those required contributions.


                                   ARTICLE 21
                                    PENSION

21.01. AGREEMENT AND DECLARATION OF TRUST. The Employer agrees to be bound by the Agreement and Declaration of Trust dated February 1, 1960, as amended, establishing the Construction Industry and Carpenters Joint Pension Trust.

The Employer's Agreement to be bound by the Trust Indenture is based upon the Union's representation that said Trust fund is now and will continue to be an exempt entity under the provisions of the Internal Revenue Code.

The Employer does not guarantee the payment of any benefits provided for under said Trust Agreement nor the solvency or actuarial soundness of such fund. The employer's sole obligation shall be to make the contributions at the times and in the manner prescribed in Section 21.02 of this Article.

21.02. CONTRIBUTIONS. Effective with the month of August, 1998, and for each month thereafter, unless changed pursuant to Section 21.03, the Employer shall on or before the 20th day of each month remit to the Construction Industry and Carpenters' Joint Pension Trust Fund the sum of one dollar and seventy cents (41.70) per hour worked by or paid to employees covered by this Agreement during the preceding month. Effective March 1, 1999 and for each month thereafter, unless changed pursuant to Section 21.03, the Employer shall on or before the 20th day of each month remit to the Construction Industry and Carpenters' Pension Trust Fund, the sum of one dollar and eighty-eight cents ($1.88) per hour worked or paid to employees covered by this agreement during the preceding month.

21.03. INCREASE IN AMOUNT OF PENSION PAYMENTS. Upon giving the Employer at least sixty (60) days written notice prior to March 1, 2000 and March 1, 2001, the Union shall have the right to divert from the wage rate effective on those dates an amount to be added to the pension contributions required to be paid pursuant to Section 21.02 or any amounts that the Union requires may be diverted from the wage rates to an annuity fund (Pension Plan B) provided Pension Plan B is a defined contribution plan and not a defined benefit plan.

                                   ARTICLE 22
                                 APPRENTICESHIP

22.01. Effective August 1, 1998 and each month thereafter, the Employer shall contribute the sum of three cents (3 cents) per hour worked by carpenters (excluding carpenter apprentices) the previous month to the Carpenters Joint Apprenticeship Committee Fund.

                                   ARTICLE 23
                                 SCOPE OF WORK

23.01. In recognition of the fact that work assignment practices vary from one establishment to another, it is understood and agreed that the Union shall retain jurisdiction over such work as has regularly been assigned in the past by the Employer to employees represented by the Union.

                                   ARTICLE 24
                              TEMPORARY EMPLOYMENT

24.01. When the Employer schedules construction work, special projects, etc. to be accomplished by its employees involving jurisdictional work, requiring in excess of one (1) consecutive week to complete, temporary employees may be hired for periods not to exceed one-hundred and twenty (120) days at the regular hourly rate of pay and benefits ($1.57/Vacation, $2.25/Health & Welfare, $2.06/Pension and 3 cents/Apprenticeship). The one-hundred twenty
(120) days may be extended by mutual agreement, such agreement shall not unreasonably be withheld by the Union.

                                   ARTICLE 25
                                    GENERAL

25.01. In the event that any provision of this Agreement shall be rendered invalid by applicable legislation or be declared invalid by any court or regulatory agency of competent jurisdiction, such action shall not invalidate the entire Agreement, it being the express intention of the parties hereto that all other provisions not rendered invalid shall remain in full force and effect. The parties agree to attempt to cure such invalidity by negotiations and to submit the matter to arbitration, if such negotiations are unsuccessful.

                                   ARTICLE 26
                               EQUAL OPPORTUNITY

26.01. The Employer and the Union agree that there shall be no discrimination against any individual based upon race, religion, sex, ancestry, disability, age or national origin. This pledge of nondiscrimination applies to registration, dispatchment, training, upgrading, compensation and all other aspects of the employment relationship covered by law and the terms of this Agreement.

                                   ARTICLE 27
                                     SAFETY

27.01. The Employer will comply with all safety standards prescribed by the Nevada Industrial Commission insofar as such standards are applicable to the employees covered by this Agreement and will not require an employee to work under hazardous conditions without providing such safeguards as are consistent with well-established safety practices.

27.02. Employees are required to comply with all safety policies, and practices established by the Employer from time to time, and to cooperate with the Employer in the enforcement of safety measures.

27.03. The Employer agrees to immediately notify the Union by telephone of all industrial injuries sustained by employees covered by this Agreement which can reasonably be expected to result in a loss of time.

                                   ARTICLE 28
                                 MISCELLANEOUS

28.01. TOOLS. The Employer will provide a safe place for employees to keep their tools. The Employer further agrees that tools which are broken or damaged on the job during the performance of work for the Employer shall be replaced or repaired by the Employer at no cost to the employee.

Each employee shall be required to provide his Employer with a list of all personal tools stored or used on the premises and to notify the Employer when deletions from or additions to the list are made.

28.02. PERSONAL VEHICLES. No employee shall be required to furnish a motor vehicle for the convenience of the Employer.

28.03. REPORT TO WORK. If an employee is unable to report to work, he shall notify the designated employer representative at least two (2) hours prior to the commencement of the shift. An employee who has been absent for a period of not more than five (5) days, due to illness or injury shall be allowed to return to work on his next regularly scheduled shift after the day the employee has notified the Employer of his availability for work, provided such notice has been received by the Employer no later than two (2) hours prior to the time the employee's last regularly scheduled shift would have ended. Reasonable accommodation will be made by the Employer if unusual circumstances warrant.

                                   ARTICLE 29
                          TERM - TERMINATION - RENEWAL

29.01. TERM OF AGREEMENT. Except as specifically otherwise provided for herein, this Agreement shall become effective on the 1st day of August, 1998 and shall continue in full force and effect through July 31, 2001 and from year to year thereafter unless either party hereto shall notify the other in writing by certified mail not less than sixty (60) days prior to August 1, 2001 or August 1st, of any succeeding year of a desire to terminate, modify or amend this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of this 1st day of March, 1999.

FOR THE EMPLOYER:                       FOR THE UNION:

Fitzgeralds Las Vegas, Inc.             United Brotherhood of Carpenters and
d/b/a Fitzgeralds Casino/Hotel          Joiners of America, Southern California-
                                        Nevada Regional Council of Carpenters,
                                        Local Union No. 1780, Las Vegas, Nevada


By:    /s/ WILLIAM J. NOONAN              By:     /s/ WILLIAM A. HARRIS
    ------------------------------          ----------------------------------
              Signature                                  Signature


By:      WILLIAM J. NOONAN              By:          WILLIAM A. HARRIS
    ------------------------------          ----------------------------------
            Printed Name                                Printed Name


Its:  /s/ V.P. & General Manager         Its:    /s/ Business Representative
    ------------------------------          ----------------------------------
            Printed Title                               Printed Title

                                    EXHIBIT I
                         PAYROLL DEDUCTION AUTHORIZATION


Date: ____________________

I, the undersigned, a member of the United Brotherhood of Carpenters and Joiners of America Local Union No. 1780, hereby request and voluntarily authorize ______________________________ to deduct from any wages or compensation due to me, the initiation fees, re-initiation fees and regular monthly union dues uniformly applicable to the members in accordance with the Constitution and Bylaws of the Union.

I further authorize ________________________________ to deduct from any wages of compensation due me, the supplemental dues uniformly applicable to the members in accordance with the applicable contract between the Employer and the Union.

This authorization shall remain in effect and shall be irrevocable unless I revoke it by sending written notice to both the Employer and United Brotherhood of Carpenters and Joiners of America, Southern California-Nevada Regional Council of Carpenters and its affiliated Local Union No. 1780, by registered mail, during a period of fifteen (15) days immediately succeeding any yearly period subsequent to the date of this authorization or subsequent to the date of termination of the applicable contract between the Employer and the Union, which ever occurs sooner, and shall be automatically renewed as an irrevocable check-off from year to year unless revoked as hereinabove provided.



Signed____________________________________


Social Security Number_____-_____-________


Dated_____________________________________

                                   EXHIBIT II
                           DRUG-FREE WORKPLACE POLICY
                             REVISION DATE, 10-11-97

PURPOSE

To provide a uniform policy and procedure for pre-employment and Team Member substance use testing.

POLICY

Fitzgeralds Gaming Corporation is committed to the goal of maintaining a drug-free workplace. Achieving this goal is necessary to maintain the safety and integrity of our business, and the safety and health of our team members and guests.

While Fitzgeralds Gaining Corporation has no intention of intruding into the private lives of its team members, Fitzgeralds Gaming Corporation recognizes that team member's involvement with illegal drugs can have an adverse impact on the workplace, on guests, and on fellow team members. As a consequence, team members are expected to report for work without having used illegal drugs and alcohol (which by definition in the Policy, includes legal drugs illegally obtained). Compliance with this requirement is considered to be an essential job qualification for all job assignments.

Consistent with Fitzgeralds Gaming Corporation's objectives and concerns, Fitzgeralds Gaming Corporation has implemented pre-employment testing procedures designed to discourage hiring individuals who use illegal drugs. Further, after hire, Fitzgeralds Gaming Corporation reserves the right at any time to administer testing procedures to team members in order to detect the presence of illegal drugs or alcohol in the body. Fitzgeralds Gaming Corporation reserves the right to administer "reasonable cause" drug testing. This would include testing following an on-the-job injury to the person injured, and to a non-injured team member who may have caused or contributed to an injury to another team member or to a guest, and to anyone who is involved in an incident involving property damage. Fitzgeralds Gaming Corporation also reserves the right to administer drug testing prior to promotion from an hourly to a supervisory salaried position, and for Reasonable Suspicion.

As a condition of hire, all applicants considered for hire are required to execute the attached "Pre-Employment Drug Testing Consent Form" as part of pre-employment processing. Further, upon hire, all team members as a condition of employment, are required to sign the "Acknowledgment," which is attached to this policy, confirming that they have read and understand Fitzgeralds Gaming Corporation's Drug-Free Workplace Policy, and that it is their obligation as a condition of employment and continued employment to abide by all of its terms. If a team member's job is covered by a collective bargaining agreement, then the collective bargaining agreement provision applies, if there is any conflict.

Below is a more detailed discussion of the general rules that will be enforced in maintaining a work environment that is free from the effects of illegal substance use. These rules are subject to change without notice.

DEFINITIONS

"ILLEGAL DRUG" means any drug which:

     1.   Is not legally obtainable.

     2. Is being used in a manner different from the manner in which it was prescribed.

     3.   Is legally obtainable but has not been legally obtained.

"ILLEGAL DRUG" includes, but is not limited to the following drugs, unless used in accordance with a valid prescription:

     o    AMPHETAMINES

     o    COCAINE

     o    OPIATES

     o    MARIJUANA

     o    PCP


"LEGAL DRUG" means any drug that has been legally prescribed for an individual and is used solely by that individual for its prescribed purpose and any over-the-counter drug that has been legally obtained and is being used solely for its manufactured purpose.

"TESTING" means the use of any substance measurement or detection test selected by Fitzgeralds Gaming Corporation (in its sole discretion), which detects or infers the presence of drugs or alcohol in the body.

"ILLEGAL DRUG IN ONE'S BODY" means the presence in any detectable amount of any illegal drug (or chemical substance or residue from which the presence of any illegal drug may be reasonably inferred) in the body of an applicant or team member.

"REASONABLE SUSPICION" means circumstances, workplace conditions, or behavior indicating possible alcohol or other drug use. It includes, but is not limited to, the following circumstances:

     1. Observable phenomena, such as direct observation of alcohol or other drug use and/or the physical symptoms of having used alcohol or other drugs;

     2. A pattern of abnormal conduct, incoherent mental state, or erratic behavior that is otherwise unexplained;

     3. Arrest or conviction for a drug-related offense, or the identification of a Team Member focus of a criminal investigation into illegal drug possessions, use, or trafficking;

     4. Information provided either by reliable and credible sources or independently corroborated;
     5. Newly discovered evidence that the Team Member has tampered with previously administered drug test;

     6. Other actions, conduct or misfeasance that provide reasonable suspicion that the Team Member may have used alcohol or other drugs.

TEST RESULTS

All test results will be disclosed on a "need-to-know" basis and will be maintained as follows:


     1. Pre-employment test results will be kept in a locked cabinet, separate from employment applications, and will be accessible to the Health Services Manager, or the Director of Human Resources and/or Manager of Human Resources.

     2. Team member test results will be kept in a locked cabinet, separate from personnel records, and will be accessible to the Health Services Manager, or Director and/or Manager of Human Resources.

A.   TEAM MEMBER TESTING

Drug tests will be administered to team members upon any of the following occurrences and as set forth below:

     1. INVOLVEMENT IN ANY INCIDENT/ACCIDENT RESULTING IN PERSONAL INJURY OR PROPERTY DAMAGE OF ANY KIND (all persons involved in an incident or accident, not limited to one or ones requiring medical attention).

     2.   REASONABLE SUSPICION

          a. A person who notices signs or symptoms of drug or alcohol use by a team member, should contact his/her Shift Supervisor. The Department Shift Supervisor will initiate an investigation. Persons reporting such actions will be required to submit a written statement. Reports will be kept confidential. "Anonymous tips" are not acceptable. The Department Shift Supervisor then fills out the appropriate checklist (available in each department). The Security Department will notify the Surveillance Manager and/or the Surveillance Investigator (in the event that neither is available, the Director of Human Resources, or Health Services Manager will be notified). This/these individual(s), upon review of all information, will determine if drug testing should be performed. If drug testing is instructed, a breathalyzer, urine collection and blood alcohol will be done. Team members covered by a collective bargaining agreement will be sent to an independent lab for testing. Persons admitting to the use of or being under the influence of drugs or alcohol while on the job will not be administered chemical tests and will be required to sign a Statement of Use, to be witnessed by two persons. This will constitute a self termination. PERSONS DENYING DRUG OR ALCOHOL USE WHEN THERE IS REASONABLE SUSPICION, WILL BE INSTRUCTED TO, AND MUST TAKE ALL TESTS.

               b. Breathalyzer tests will be performed in the Security Room by an authorized trained Security officer in the presence of Surveillance. These tests will be videotaped.

                    Team members tested for reasonable suspicion will be suspended pending results. A Security Officer will arrange transportation (taxi cab) to take the team member home. If the results come back negative, the team member will be returned to work. Compensation for time missed while on suspension will be determined by the Director of Human Resources.

               c. The team member's department Director, the Health Services Manager, and the Director of Security and Surveillance must be notified of all reasonable suspicion drug testing. All related results will be communicated to the Director of Human Resources.

B.   PRE-EMPLOYMENT TESTING

The following procedures shall apply in the pre-employment process:

     1. After a conditional offer of employment has been made, all final applicants will be required to sign the Pre-Employment Drug Testing Consent Form, which is attached to this policy, and will be tested for illegal drugs as a condition of employment. Failure, or refusal, to sign such consent form will result in denial of employment.

     2. In order to be eligible for employment, applicants will be required to submit to the required testing at a time and place designated by Fitzgeralds.

     3. All initial applicant positive drug test results will be subject to confirmation through the use of a second test using the gas chromatography/mass spectrometry (GC/MS) or similarly sophisticated methodology.

     4. Where the presence of an illegal drug is detected as per Federal Department of Health and Human Services Guidelines, employment will be denied. The applicant may reapply for employment in ninety days, if a position is open, and be re-tested.

     5. Neither the adoption nor implementation of the above practices and procedures shall be construed as giving any person any right to employment with Fitzgeralds, nor shall it be construed to limit in any way Fitzgeralds' right, at its sole discretion, to decline making an offer of employment or to terminate or modify any employment relationship. These policies and procedures may be modified or revoked by Fitzgeralds, at any time without notice.

If a minor, defined as a person who has not reached his/her 18th birthday as of the date of application, wishes to be considered for employment with Fitzgeralds, it will be necessary for him/her to obtain parental/legal guardian consent for participation in the policy. Forms will be provided for parental consent, and it will be necessary for those forms to be signed as a condition of employment.

If the parental/legal guardian refuses to sign the consent form, Fitzgeralds will understand such refusal as a withdrawal of the application of the affected minor applicant. The minor applicant will have all the same rights and privileges under the policy as any other applicant. The minor applicant will also have all the same responsibilities under the policy as any other applicant.

Team members testing positive on reasonable suspicion testing will not be offered rehabilitation and will be terminated.

C.   ON THE JOB INJURY

     1. Team members completing an accident report for an on the job injury (which includes all parties involved following an on-the-job injury to the person injured, and to a non-injured team member who may have caused or continued to an injury to another team member or to a guest, and to anyone who is involved in an incident involving property damage), will be required to submit to a urine drug test and Breathalyzer test. (Team members who sustain an on-the-job injury and refuse to fill out an Accident Report will not have their injury accepted as a Worker's Compensation injury).

     2. Breathalyzer tests will be performed in the Security room by a trained authorized Security officer in the presence of Surveillance. These tests will be video taped.

     3. Urine samples will be collected by a trained authorized Fitzgeralds representative. In the absence of authorized Fitzgeralds representative, the team member will be directed to the designated laboratory.

     4. Team members covered by a collective bargaining agreement will be sent to an independent 1 laboratory for testing.

     5. Team members who test positive on post-accident testing will be offered rehabilitation. Should insurance cover this, it is up to the respective insurance carrier whether this is a covered benefit or not.




                     [THIS SPACE INTENTIONALLY LEFT BLANK]

D.   PROMOTIONAL TESTING

     1. Drug testing will also be done prior to promotion from and hourly to a supervisory salaried position. In the event of a positive drug test result on a test done for promotion, the team member will have the option of entering an approved drug rehabilitation program. Should insurance cover this, it is up to the respective insurance carrier whether this is a covered benefit or not. Team members opting to enter a drug rehabilitation program for a positive drug test done for promotional testing will not be eligible for promotion until they have successfully completed their program and have had two negative drug test results done in the 180 day period following completion of their program. They will be required to provide the Manager of Health Services with the same weekly documentation of attendance and participation in the rehab program.

     2. REFUSAL TO PARTICIPATE IN ANY PORTION OF DRUG TESTING WILL RESULT IN TERMINATION OF EMPLOYMENT.

     3. IN THE EVENT OF A CONFIRMED POSITIVE TEST RESULT ON POST-ACCIDENT OR PROMOTIONAL TESTING FROM HOURLY TO SUPERVISORY SALARIED POSITIONS, THE FOLLOWING PROCEDURES WILL APPLY:

          a. The Manager of Health Services will contact the Director or Manager of Human Resources, who will contact the department Director or Manager and instruct them to suspend the team member, and tell them to contact the Manager of Health Services or the Director or Manager of Human Resources for further instructions.

          A positive test will result in the team member being given the opportunity to enter an approved program for rehabilitation. The team member will have three business days to arrange for enrollment in an APPROVED rehabilitation program and to submit documentation of same to the Manager of Health Services. The team member electing such option will be required to submit documentation on a weekly basis to the Manager of Health Services, confirming the team member's enrollment and his or her participation in the program. Should the team member (1) decline to participate in a rehabilitation program or
          (2) commence participation in an approved program and subsequently discontinue participation in, or drop out of the program for any reason, or (3) fail to provide appropriate documentation of enrollment and continued participation as required by this policy on a timely basis, or (4) fail a drug test required/recommended by the rehabilitation program, the team member's employment will be terminated.

      Once the team member has successfully completed the program, he/she will be tested twice within the first 180 days following successful completion of the rehabilitation program. A positive drug test after successful completion of a rehabilitation program will result in automatic termination. Should the rehabilitation program recommend testing during the rehabilitation program, it will be up to the respective insurance carrier whether this is a covered benefit or not.

4. Only the Manager of Health Services or the Vice President of Risk Management can authorize a re-test. All re-tests will be done ONLY on the remaining ORIGINAL specimen in the lab. There will be no re-tests on any specimen other than the ORIGINAL specimen. Prior to authorizing a re-test, all costs for same will be paid for by the team member. (Remember that any positive test result has already been tested by two different methodologies).

5. A team member who receives a confirmed positive test result will be given an opportunity to consult with the Medical Review Officer. Urine tests whose results indicate possible dilution, as evidenced by a below normal specific gravity or creatinine, can be repeated, with the collection done under direct observation of a same sex collector, signed and returned prior to the team member's first day of work. The parents will be notified of all drug test results.

If the parent/legal guardian refuses to sign the consent form, Fitzgeralds Gaming Corporation will understand such refusal as a resignation of the affected minor. The minor will have all the same rights and privileges under the policy as any other team member. The minor team member will also have all the same responsibilities under the policy as any other team member.



                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                          MEMORANDUM OF UNDERSTANDING
                                FLOATING HOLIDAY


1. Employee is not eligible to request a floating holiday until he/she has completed his/her probationary period.

2. Holiday may not be taken prior to day of observance (Veterans' Day), but must be taken prior to the next day of observance.

3. Employee must be actively on the payroll and must have received prior management approval in writing. Such approval shall not be unreasonably withheld.

4.   Regular or relief employees only.

5.   Must be taken as paid time off.

6. Must be requested ten (10) days in advance. Cannot be canceled with less than seven (7) days notification.

7. If after the day of observance the floating holiday has not been used or approved to be used prior to the effective date of the employee's termination, the floating holiday shall be paid at the time of termination if the employee has completed his/her probationary period.

                          MEMORANDUM OF UNDERSTANDING



It was agreed during the negotiation of this 1998 - 2001 Agreement that neither the Employer nor the Union nor any of its members shall, in the interpretation of any provision of this collective bargaining agreement, rely on or cite the withdrawal of any proposal by either party during negotiations in support of their respective positions in any arbitration case or other legal proceeding.


FOR THE EMPLOYER:                       FOR THE UNION:

Fitzgeralds Las Vegas, Inc.             United Brotherhood of Carpenters and
d/b/a Fitzgeralds Casino/Hotel          Joiners of America, Southern California-
                                        Nevada Regional Council of Carpenters
                                        and its affiliated Local Union No. 1780,
                                        Las Vegas, Nevada


Date:   3-01-99                         Date:    3/1/99
     ------------------------------          ------------------------------


By:  /s/ William J. Noonan              By:  /s/ William A. Harris
   --------------------------------        --------------------------------
            Signature                                 Signature

By:  William J. Noonan                  By:  William A. Harris
   --------------------------------        --------------------------------
           Printed Name                             Printed Name

Its:    V.P. & General Manager          Its:    Business Representative
    -------------------------------         -------------------------------
           Printed Title                            Printed Title

                          MEMORANDUM OF UNDERSTANDING


It was agreed during the negotiations of this 1998-2001 Agreement that it is not the intent of the Union to restrict the flexibility of the Employer in upgrading or maintaining its facility as efficiently as practical in order to provide quality guest services. Furthermore, it is not the intent of the Employer to harm the integrity of the bargaining unit or those employees contained within that unit. Therefore, the parties agree that the Employer will continue its past practice of assigning carpentry work as identified in Article 23 in the following manner:

     1. It is understood and agreed that the Employer will maintain flexibility in assigning or subcontracting carpentry work provided that under no circumstances will the bargaining unit be reduced below two (2) regular employees as a result of these assignments or subcontracts.

     2. When Carpenter special project work requirements increase for periods in excess of one (1) calendar week, as identified in Article 24, additional carpenters will be requested and hired by the Employer.

     3. As designated by the Employer, regular Engineering Staff will be assigned to perform carpentry work in the following cases:

               a. Repairs of an emergency nature that may be required to ensure service is not interrupted or delayed.

               b. Routine maintenance that may be required as a part of room checks or calls for repairs.

               c. Special project work in conjunction with bargaining unit employees that does not exceed one (1) calendar week in duration.



FOR THE EMPLOYER:                       FOR THE UNION:

Fitzgeralds Las Vegas, Inc.             United Brotherhood of Carpenters and
d/b/a Fitzgeralds Casino/Hotel          Joiners of America, Southern California-
                                        Nevada Regional Council of Carpenters
                                        and its affiliated Local Union No. 1780,
                                        Las Vegas, Nevada


Date:   3-01-99                         Date:    3/1/99
     ------------------------------          ------------------------------


By:  /s/ William J. Noonan              By:  /s/ William A. Harris
   --------------------------------        --------------------------------
            Signature                                 Signature

By:  William J. Noonan                  By:  William A. Harris
   --------------------------------        --------------------------------
           Printed Name                             Printed Name

Its:    V.P. & General Manager          Its:    Business Representative
    -------------------------------         -------------------------------
           Printed Title                            Printed Title